Exhibit 12.1

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

		For the Year Ended December 31,
	Nine Months Ended 9/30/2017	2016	2015	2014	2013	2012
Fixed Charges
Interest-Expensed	$—	$—	$30,149	$15,129	$3,727	$7,753
Interest-Expensed Convert	—	—	14,011	8,493	—	—
Interest-Capitalized	—	—	2,900	8,795	566	597
Interest-Capitalized TALF	—	—	—	—	—	—

Total Fixed Charges	$—	$—	$47,060	$32,417	$4,293	$8,350
Earnings
Net Income	$—	$—	$91,372	$75,300	$45,045	$37,102
Less: Equity Investments Income	0	0	(3,464)	157	—	—
Adjusted Net Income	0	0	87,908	75,457	45,045	37,102
Add Back:
Fixed Charges	0	0	47,060	32,417	4,293	8,350
Amortization of Capitalized Interest	5,446	6,503	4,700	2,918	866	1,962
Interest Capitalized	0	0	(2,900)	(8,795)	(566)	(597)

Total Earnings	$5,446	$6,503	$136,768	$101,997	$49,638	$46,817
Ratio of earnings to fixed charges	3.53x	3.63x	2.91x	3.15x	11.56x	5.61x

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred

Stock Dividends

(in thousands, except ratios)

		For the Year Ended December 31,
	Nine Months Ended 9/30/2017	2016	2015	2014	2013	2012
Fixed Charges
Interest-Expensed	$—	$—	$30,149	$15,129	$3,727	$7,753
Interest-Expensed Convert	—	—	14,011	8,493	—	—
Interest-Capitalized	—	—	2,900	8,795	566	597
Interest-Capitalized TALF	—	—	—	—	—	—
Preferred Stock Dividends	—	—	11,884	7,440	7,440	3,079

Total Fixed Charges	$—	$—	$58,945	$39,857	$11,733	$11,428
Earnings
Net Income	$—	$—	$91,372	$75,300	$45,045	$37,102
Less: Equity Investments Income	0	0	(3,464)	157	—	—
Adjusted Net Income	0	0	87,908	75,457	45,045	37,102
Add Back:
Fixed Charges	0	0	58,945	39,857	11,733	11,428
Amortization of Capitalized Interest	5,446	6,503	4,700	2,918	866	1,962
Interest Capitalized	0	0	(2,900)	(8,795)	(566)	(597)

Total Earnings	$5,446	$6,503	$148,653	$109,437	$57,078	$49,895
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.75x	2.76x	2.52x	2.75x	4.86x	4.37x